UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2008

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 16, 2008, we amended our Collaborative Research, Development, Commercialization and License Agreement dated April 22, 2002 with The Coca-Cola Company to extend the collaborative period for an additional two years, through April 22, 2010.  During the extension period, we will continue to work with The Coca-Cola Company on the discovery and commercialization of novel flavor ingredients in the non-alcoholic beverages area.  Under the terms of the extension, The Coca-Cola Company has agreed to pay us incremental research funding of up to $4.0 million during the two year extension period.  The potential milestone payments upon achievement of certain research and development goals remain unchanged.  Upon commercialization, The Coca-Cola Company will make royalty payments based on sales of The Coca-Cola Company’s products that contain Senomyx novel flavor ingredients discovered under the agreement.  The level of funding for research specified in the amendment is commensurate with the funding level prior to the amendment.

We intend to file the agreement with the Securities and Exchange Commission in the future and will seek confidential treatment for certain material terms of the amendment at such time.  The press release dated April 18, 2008 announcing our entry into the amendment and describing certain of its material terms is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

99.1         Press release of Senomyx, Inc. dated April 18, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ KENT SNYDER
Kent Snyder
President and Chief Executive Officer

Date: April 18, 2008

INDEX TO EXHIBITS

99.1         Press release of Senomyx, Inc. dated April 18, 2008.